Exhibit (m)(2)

AMENDED EXHIBIT A

(effective as of May 19, 2021)

to the

MassMutual Premier Funds

Amended and Restated Rule 12b-1 Plan

Adopted February 13, 2014

A Designated Fund may pay fees under this Plan with respect to any class of Shares of that Designated Fund at an annual rate up to the rate shown below, of the average daily net assets attributable to that class.

	Class I*	Class R5*	Service Class*	Administrative Class*	Class A	Class R4	Class R3	Class Y*	Class L	Class C
MassMutual Balanced Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual Core Bond Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual Disciplined Growth Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual Disciplined Value Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual Diversified Bond Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual Global Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual High Yield Fund	None	None	None	None	0.25%	0.25%	0.50%	None	N/A	1.00%
MassMutual Inflation-Protected and Income Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual International Equity Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual Main Street Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual Short-Duration Bond Fund	None	None	None	None	0.25%	0.25%	0.50%	None	0.25%	0.50%
MassMutual Small Cap Opportunities Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual Strategic Emerging Markets Fund	None	None	None	None	0.25%	0.25%	0.50%	N/A	N/A	N/A
MassMutual U. S. Government Money Market Fund	N/A	None	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

*	Note regarding Class I, Class R5, Service Class, Administrative Class, and Class Y shares – Payments made out of the assets attributable to a share class that may be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the class shall be deemed to be authorized by this Plan.